Exhibit 99.1

News Release – November 5, 2020

CubeSmart Reports Third Quarter 2020 Results

MALVERN, PA -- (Globe Newswire) – November 5, 2020 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and nine months ended September 30, 2020.

“The last few months have showcased the strength and resilience of the entire CubeSmart platform. Performance rebounded across our portfolio, as strong demand trends drove record-high same-store occupancies in September,” commented President and Chief Executive Officer Christopher P. Marr. “We also continue to effectively execute on our external growth strategy with a robust pipeline of high-quality acquisitions, including the recently announced Storage Deluxe transaction that represents the culmination of our ten-year New York City portfolio strategy.”

Key Highlights for the Third Quarter

●	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.24.
●	Reported funds from operations (“FFO”) per share, as adjusted, of $0.44.
●	Same-store (477 stores) net operating income (“NOI”) decreased 1.6% year over year, driven by 0.1% revenue growth and a 4.2% increase in property operating expenses.
●	Same-store occupancy during the quarter averaged 94.4% and ended the quarter at 94.3%.
●	Added 37 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 733.

COVID-19 Update

The spread of COVID-19 and the corresponding government regulations have had an impact on the Company’s business since mid-March. In late April, the Company launched SmartRentalTM, its contactless online rental process, eliminating the need for face-to-face interaction while supporting efforts to maintain teammate and customer safety. Throughout June and July, we began resuming rate increases to existing customers and our normal delinquency processes on a jurisdiction by jurisdiction basis, the impact of which had become fully effective as of September 30, 2020. As of October 31, 2020, same-store occupancy was 94.1% compared to 92.0% as of October 31, 2019.

Due to the continued uncertainty surrounding the ongoing impact of the COVID-19 pandemic, the Company is not reinstating 2020 guidance at this time.

Financial Results

Net income attributable to the Company’s common shareholders was $46.9 million for the third quarter of 2020, compared with $42.2 million for the third quarter of 2019. EPS attributable to the Company’s common shareholders was $0.24 for the third quarter of 2020, compared with $0.22 for the same period last year.

FFO, as adjusted, was $86.3 million for the third quarter of 2020, compared with $86.8 million for the third quarter of 2019. FFO per share, as adjusted, was $0.44 for the third quarter of 2019 and 2020.

Third Quarter 2020	Page 1

Investment Activity

Acquisition Activity

The Company did not acquire any stores during the third quarter. In total for the year through the date of this press release, the Company has acquired three stores for $74.7 million.

On October 21, 2020, the Company entered into a purchase agreement to acquire a portfolio of eight open and operating self-storage properties for an aggregate purchase price of approximately $540.0 million. The properties are located in Brooklyn, NY, Long Island City, NY, Flushing (Queens), NY, College Point (Brooklyn), NY and Bronx, NY. Consideration for the properties will consist of approximately $201.7 million payable in cash, approximately $183.7 million payable in OP Units and the assumption of approximately $154.6 million of existing fixed-rate secured debt. The Company expects to consummate the acquisition in two tranches in December 2020.

The Company also entered into purchase agreements to acquire nine additional self-storage properties through the date of this press release for an aggregate purchase price of $103.9 million that are expected to close at various times during the fourth quarter of 2020.

Development Activity

As of September 30, 2020, the Company had five joint venture development properties under construction. The Company anticipates investing a total of $126.8 million related to these projects and had invested $52.5 million of that total as of September 30, 2020. These stores are located in Massachusetts (1), New York (2), Pennsylvania (1) and Virginia (1) and are expected to open at various times between the fourth quarter of 2020 and the first quarter of 2022.

Third-Party Management

As of September 30, 2020, the Company’s third-party management program included 733 stores totaling 48.9 million square feet. During the three and nine months ended September 30, 2020, the Company added 37 stores and 130 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at September 30, 2020 included 477 stores containing approximately 33.3 million rentable square feet, or approximately 89.7% of the aggregate rentable square feet of the Company’s 527 owned stores. These same-store properties represented approximately 89.3% and 90.4% of property NOI for the three and nine months ended September 30, 2020, respectively.

Same-store physical occupancy as of September 30, 2020 and 2019 was 94.3% and 92.5%, respectively. Same-store revenues for the third quarter of 2020 increased 0.1% and same-store operating expenses increased 4.2% from the same quarter in 2019. Same-store NOI decreased 1.6% from the third quarter of 2019 to the third quarter of 2020.

Operating Results

As of September 30, 2020, the Company’s total owned portfolio included 527 stores containing 37.1 million rentable square feet and had physical occupancy of 93.2%.

Third Quarter 2020	Page 2

Revenues increased $6.0 million and property operating expenses increased $3.6 million in the third quarter of 2020, as compared to the same period in 2019. Increases in revenues were primarily attributable to revenues generated from property acquisitions and recently opened development properties as well as increased property management fee income resulting from additional stores under management.

Increases in property operating expenses were primarily attributable to a $1.8 million increase in same-store expenses primarily due to higher property taxes and advertising costs, and $0.7 million of increased expenses associated with newly acquired or developed stores.

Interest expense increased from $18.2 million during the three months ended September 30, 2019 to $19.0 million during the three months ended September 30, 2020, an increase of $0.8 million. The increase is attributable to a higher amount of outstanding debt during the 2020 period. To fund a portion of the Company’s growth, the average outstanding debt balance increased $147.8 million to $2,000.2 million during the three months ended September 30, 2020 as compared to $1,852.4 million during the three months ended September 30, 2019. The weighted average effective interest rate on our outstanding debt for the three months ended September 30, 2020 and 2019 was 3.89% and 4.05%, respectively.

Financing Activity

During the third quarter, the Company did not sell any common shares of beneficial interest through its at-the-market (“ATM”) equity program. As of September 30, 2020, the Company had 14.6 million shares available for issuance under the existing equity distribution agreements.

On October 6, 2020, the Operating Partnership issued $450 million in aggregate principal amount of unsecured senior notes due February 15, 2031, which bear interest at a rate of 2.00% per annum (the “2031 Notes”). The 2031 Notes were priced at 99.074% of the principal amount with a yield to maturity of 2.100%. Net proceeds from the offering were used to redeem $250 million of outstanding 4.800% Senior Notes due 2022 (the “2022 Notes”), repay all of the outstanding indebtedness incurred under our unsecured revolving credit facility maturing in June 2024 and for working capital and other general corporate purposes. On October 30, 2020, the Operating Partnership completed the redemption of the 2022 Notes.

Quarterly Dividend

On July 29, 2020, the Company declared a dividend of $0.33 per common share. The dividend was paid on October 15, 2020 to common shareholders of record on October 1, 2020.

2020 Financial Outlook

“In October, we took advantage of our strong financial position and attractively priced debt capital to raise $450 million through our senior unsecured note issuance, allowing us to lower our effective interest rate and extend out our weighted average maturity,” commented Chief Financial Officer Tim Martin. “We believe that the strength of our balance sheet and our operating platform positions us well to capitalize on attractive external growth opportunities.”

Due to the continued uncertainty surrounding the duration, scope and severity of the pandemic, and the associated mitigation efforts, it is difficult to predict the impact on future operational and financial results. The success of actions taken to contain or treat COVID-19 and reactions by consumers, companies, governmental entities and capital markets are highly uncertain and cannot be predicted, therefore the Company is not reinstating guidance for 2020 at this time.

Third Quarter 2020	Page 3

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, November 6, 2020 to discuss financial results for the three and nine months ended September 30, 2020.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.cubesmart.com. Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and

PIN: http://dpregister.com/sreg/10148842/dac48793bc.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada. After the live webcast, the call will remain available on CubeSmart's website for 30 days. In addition, a telephonic replay of the call will be available through December 5, 2020. The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers and 1-855-669-9658 for callers in Canada. For callers accessing a telephonic replay, the conference number is 10148842.

Supplemental operating and financial data as of September 30, 2020 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the 2020 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the

United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities

Third Quarter 2020	Page 4

determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

Third Quarter 2020	Page 5

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in the national and local economic, business, real estate and other market conditions;

●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;

●	the failure to execute our business plan;
●	adverse impacts from the COVID-19 pandemic and other pandemics, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;

●	reduced availability and increased costs of external sources of capital;

●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future indebtedness;

●	increases in interest rates and operating costs;

●	counterparty non-performance related to the use of derivative financial instruments;

●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;

●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;

●	increases in taxes, fees and assessments from state and local jurisdictions;

●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

●	reductions in asset valuations and related impairment charges;

●	cyber security breaches or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

●	changes in real estate, zoning, use and occupancy laws or regulations;

●	risks related to or a consequence of natural disasters or acts of violence, pandemics, active shooters, terrorism or war that affect the markets in which we operate;

Third Quarter 2020	Page 6

●	potential environmental and other liabilities;

●	governmental, administrative and executive orders, which could adversely impact our business operations, customer and employee relationships;

●	uninsured or uninsurable losses and the ability to obtain insurance coverage against risks and losses;

●	our ability to attract and retain talent in the current labor market;

●	other factors affecting the real estate industry generally or the self-storage industry in particular; and

●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Senior Director, Finance

(610) 535-5700

Third Quarter 2020	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2020	2019
	(unaudited)

ASSETS
Storage properties	$4,814,261	$4,699,844
Less: Accumulated depreciation	(980,312)	(925,359)
Storage properties, net (including VIE assets of $86,409 and $92,612, respectively)	3,833,949	3,774,485
Cash and cash equivalents	3,903	54,857
Restricted cash	2,815	3,584
Loan procurement costs, net of amortization	3,382	4,059
Investment in real estate ventures, at equity	92,249	91,117
Other assets, net	92,272	101,443
Total assets	$4,028,570	$4,029,545

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,837,219	$1,835,725
Revolving credit facility	37,300	—
Mortgage loans and notes payable, net	93,707	96,040
Accounts payable, accrued expenses and other liabilities	153,568	137,880
Distributions payable	64,711	64,688
Deferred revenue	27,595	25,313
Security deposits	491	475
Total liabilities	2,214,591	2,160,121

Noncontrolling interests in the Operating Partnership	69,573	62,088

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 193,748,023 and 193,557,024 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1,937	1,936
Additional paid-in capital	2,682,671	2,674,745
Accumulated other comprehensive loss	(669)	(729)
Accumulated deficit	(947,477)	(876,606)
Total CubeSmart shareholders’ equity	1,736,462	1,799,346
Noncontrolling interests in subsidiaries	7,944	7,990
Total equity	1,744,406	1,807,336
Total liabilities and equity	$4,028,570	$4,029,545

Third Quarter 2020	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

REVENUES
Rental income	$146,507	$142,207	$427,976	$409,826
Other property related income	18,916	18,054	52,340	50,651
Property management fee income	7,088	6,286	20,074	17,932
Total revenues	172,511	166,547	500,390	478,409
OPERATING EXPENSES
Property operating expenses	57,101	53,465	168,186	155,010
Depreciation and amortization	38,084	43,379	118,815	122,484
General and administrative	10,193	10,011	30,101	28,958
Total operating expenses	105,378	106,855	317,102	306,452
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(18,984)	(18,207)	(56,367)	(53,858)
Loan procurement amortization expense	(753)	(687)	(2,260)	(2,082)
Equity in (losses) earnings of real estate ventures	(37)	152	(216)	10,940
Other	45	1,647	208	1,304
Total other expense	(19,729)	(17,095)	(58,635)	(43,696)
NET INCOME	47,404	42,597	124,653	128,261
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(474)	(426)	(1,246)	(1,283)
Noncontrolling interest in subsidiaries	(39)	(17)	(115)	94
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$46,891	$42,154	$123,292	$127,072

Basic earnings per share attributable to common shareholders	$0.24	$0.22	$0.64	$0.67
Diluted earnings per share attributable to common shareholders	$0.24	$0.22	$0.63	$0.67

Weighted average basic shares outstanding	193,745	192,927	193,652	189,970
Weighted average diluted shares outstanding	194,539	193,817	194,386	190,774

Third Quarter 2020	Page 9

Same-Store Facility Results (477 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2020	2019	Change	2020	2019	Change

REVENUES
Rental income	$133,700	$133,277	0.3%	$393,167	$391,533	0.4%
Other property related income	13,938	14,226	(2.0)%	39,115	41,372	(5.5)%
Total revenues	147,638	147,503	0.1%	432,282	432,905	(0.1)%

OPERATING EXPENSES
Property taxes	16,457	15,992	2.9%	50,281	47,646	5.5%
Personnel expense	11,132	11,699	(4.8)%	34,200	35,108	(2.6)%
Advertising	3,949	2,451	61.1%	10,069	6,895	46.0%
Repair and maintenance	1,640	1,748	(6.2)%	4,548	5,145	(11.6)%
Utilities	4,444	4,266	4.2%	12,480	12,196	2.3%
Property insurance	1,371	937	46.3%	3,616	2,561	41.2%
Other expenses	5,550	5,648	(1.7)%	16,671	17,897	(6.9)%

Total operating expenses	44,543	42,741	4.2%	131,865	127,448	3.5%

Net operating income (1)	$103,095	$104,762	(1.6)%	$300,417	$305,457	(1.6)%

Gross margin	69.8%	71.0%		69.5%	70.6%

Period end occupancy (2)	94.3%	92.5%		94.3%	92.5%

Period average occupancy (3)	94.4%	93.0%		93.0%	92.4%

Total rentable square feet	33,281			33,281

Realized annual rent per occupied square foot (4)	$17.03	$17.27	(1.4)%	$16.95	$16.97	(0.1)%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$103,095	$104,762		$300,417	$305,457
Non same-store net operating income (1)	9,342	6,150		24,319	11,429
Indirect property overhead (5)	2,973	2,170		7,468	6,513
Depreciation and amortization	(38,084)	(43,379)		(118,815)	(122,484)
General and administrative expense	(10,193)	(10,011)		(30,101)	(28,958)
Interest expense on loans	(18,984)	(18,207)		(56,367)	(53,858)
Loan procurement amortization expense	(753)	(687)		(2,260)	(2,082)
Equity in (losses) earnings of real estate ventures	(37)	152		(216)	10,940
Other	45	1,647		208	1,304

Net income	$47,404	$42,597		$124,653	$128,261

(1)	Net operating income (“NOI”) in a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(2)	Represents occupancy at September 30 of the respective year.
(3)	Represents the weighted average occupancy for the period.
(4)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(5)	Includes property management income earned in conjunction with managed properties.

Third Quarter 2020	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income attributable to the Company's common shareholders	$46,891	$42,154	$123,292	$127,072

Add (deduct):
Real estate depreciation and amortization:
Real property	37,033	42,599	116,062	120,228
Company's share of unconsolidated real estate ventures	1,893	1,612	5,555	5,368
Gains from sale of real estate, net (1)	—	—	—	(10,667)
Noncontrolling interests in the Operating Partnership	474	426	1,246	1,283

FFO attributable to common shareholders and OP unitholders	$86,291	$86,791	$246,155	$243,284

Add:
Loan procurement amortization expense - early repayment of debt	—	—	—	141

FFO, as adjusted, attributable to common shareholders and OP unitholders	$86,291	$86,791	$246,155	$243,425

Earnings per share attributable to common shareholders - basic	$0.24	$0.22	$0.64	$0.67
Earnings per share attributable to common shareholders - diluted	$0.24	$0.22	$0.63	$0.67
FFO per share and unit - fully diluted	$0.44	$0.44	$1.25	$1.26
FFO, as adjusted per share and unit - fully diluted	$0.44	$0.44	$1.25	$1.26

Weighted average basic shares outstanding	193,745	192,927	193,652	189,970
Weighted average diluted shares outstanding	194,539	193,817	194,386	190,774
Weighted average diluted shares and units outstanding	196,418	195,683	196,319	192,660

Dividend per common share and unit	$0.33	$0.32	$0.99	$0.96
Payout ratio of FFO, as adjusted	75.0%	72.7%	79.2%	76.2%

(1)	The nine months ended September 30, 2019 include $10.7 million of gains from sale of real estate, net that are included in the Company's share of equity in (losses) earnings of real estate ventures.

Third Quarter 2020	Page 11